EXHIBIT 99.4

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2004 and 2003,
and for the Year Ended December 31, 2004,
the Period from December 6, 2003 to December 31, 2003,
the Period from January 1, 2003 to December 5, 2003 and
for the Year Ended December 31, 2002

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

INDEX

Page
Reports of Independent Registered Public Accounting Firms	3
Consolidated Balance Sheets at December 31, 2004 and 2003	6
Consolidated Statements of Operations for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	7
Consolidated Statements of Member’s Equity and Comprehensive Income for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	8
Consolidated Statements of Cash Flows for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	9
Notes to Consolidated Financial Statements	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG Mid Atlantic Generating LLC

     We have audited the accompanying consolidated balance sheet of NRG Mid Atlantic Generating LLC and its subsidiaries as of December 31, 2004, and the related consolidated statements of operations, member’s equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG Mid Atlantic Generating LLC and its subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/S/	KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
May 27, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG Mid Atlantic Generating LLC

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of member’s equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of NRG Mid Atlantic Generating LLC and its subsidiaries (“Reorganized Company”) at December 31, 2003 and the results of its operations and its cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Notes 1 and 2 to the financial statements, on May 14, 2003 NRG Energy, Inc. and certain of its subsidiaries, excluding the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The impact of NRG Energy, Inc.'s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/	PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 10, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG Mid Atlantic Generating LLC

     In our opinion, the accompanying consolidated statements of operations, of member’s equity and comprehensive income, and of cash flows present fairly, in all material respects, the results of operations and cash flows of NRG Mid Atlantic Generating LLC and its subsidiaries (“Predecessor Company”) for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 1 and 2 to the financial statements, on May 14, 2003 NRG Energy, Inc. and certain of its subsidiaries, excluding the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/	PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 10, 2004

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$545	$77
Accounts receivable, net of allowance for doubtful accounts of $0	1,160	—
Accounts receivable — affiliates	10,055	5,155
Inventory	19,800	17,611
Derivative instruments valuation	13,946	161
Prepayments and other current assets	2,105	2,385

Total current assets	47,611	25,389
Property, plant and equipment, net of accumulated depreciation of $27,765 and $1,693, respectively	548,223	565,201
Investment in projects	1,280	1,280
Intangible assets, net of accumulated amortization of $3,817 and $0, respectively	60,754	68,469
Noncurrent derivative instrument valuation	1,124	—
Other assets	6,924	6,753

Total assets	$665,916	$667,092

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Current portion of capital lease	$16	$—
Accounts payable — trade	9	38
Accounts payable — affiliates	—	259
Accrued expenses	215	142
Derivative instruments valuation	2,355	163
Current deferred income tax	—	56
Other current liabilities	102	285

Total current liabilities	2,697	943
Long term capital lease	202	—
Noncurrent derivative instrument valuation	25	—
Noncurrent deferred income tax	47,045	32,979
Other long-term obligations	4,576	4,256

Total liabilities	54,545	38,178

Commitments and contingencies
Member’s equity	611,371	628,914

Total liabilities and member’s equity	$665,916	$667,092

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Revenues	$219,080	$7,580	$175,933	$242,015
Operating costs	147,977	6,317	117,753	97,830
Depreciation	26,152	1,693	29,145	29,530
General and administrative expenses	14,403	1,225	3,518	5,856
Restructuring charges	—	—	1,599	—

Income (loss) from operations	30,548	(1,655)	23,918	108,799
Interest expense	—	(873)	(18,740)	(16,022)
Other income (expense), net	1,402	47	1,053	132

Income (loss) before income taxes	31,950	(2,481)	6,231	92,909
Income tax expense (benefit)	12,987	(1,008)	2,532	38,097

Net income (loss)	$18,963	$(1,473)	$3,699	$54,812

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY AND COMPREHENSIVE INCOME

					Accumulated
			Member’s	Accumulated	Other	Total
	Member’s		Contributions/	Net Income/	Comprehensive	Member’s
	Units	Amount	Distributions	(Loss)	Income	Equity
			(In thousands of dollars)
Balances at December 31, 2001 (Predecessor Company)	1,000	$1	$190,725	$33,661	$—	$224,387
Net income	—	—	—	54,812	—	54,812

Balances at December 31, 2002 (Predecessor Company)	1,000	1	190,725	88,473	—	279,199
Net income	—	—	—	3,699	—	3,699
Contribution from member	—	—	104,943	—	—	104,943

Balances at December 5, 2003 (Predecessor Company)	1,000	$1	$295,668	$92,172	$—	$387,841

Push down accounting adjustment	—	—	2,258	(92,172)	—	(89,914)
Balances at December 6, 2003 (Reorganized Company)	1,000	$1	$297,926	$—	$—	$297,927

Contribution from member	—	—	332,460	—	—	332,460
Net loss	—	—	—	(1,473)	—	(1,473)

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$630,386	$(1,473)	$—	$628,914

Impact of SFAS 133 for the year ending December 31, 2004, net of income taxes of $1,023	—	—	—	—	1,495	1,495
Net income	—	—	—	18,963	—	18,963

Comprehensive income	—	—	—	—	—	20,458
Distribution to member	—	—	(20,511)	(17,490)	—	(38,001)

Balances at December 31, 2004 (Reorganized Company)	1,000	$1	$609,875	$—	$1,495	$611,371

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
		(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$18,963	$(1,473)	$3,699	$54,812
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation	26,152	1,693	29,145	29,530
Amortization of intangibles	3,817	—	—	—
Loss on disposal of assets	1,267	—	—	—
Amortization of power contracts	—	—	—	(89,251)
Unrealized (gain) loss on derivatives	(10,174)	163	3,892	(4,442)
Amortization of debt issuance costs	—	—	1,607	2,345
Deferred income taxes	12,987	(1,008)	2,532	38,097
Changes in assets and liabilities
Accounts receivable	(1,160)	—	15,733	2,592
Accounts receivable — affiliates	(4,900)	1,235	(6,390)	—
Inventory	(2,189)	(2,770)	9,060	4,569
Prepayments and other current assets	280	438	9,709	(10,220)
Other assets	(171)	(4)	(6,749)	—
Accounts payable — trade	(29)	(20)	(408)	(2,552)
Accounts payable — affiliates	(259)	228	(108,456)	38,861
Accrued interest	—	(3,269)	3,207	(2,769)
Changes in other assets and liabilities	4,108	(148)	(986)	1,692

Net cash provided by (used in) operating activities	48,692	(4,935)	(44,405)	63,264

Cash flows from investing activities
Decrease (increase) in restricted cash	—	80,306	(42,380)	(37,926)
Investment in projects	—	—	(1,280)	—
Capital expenditures	(10,218)	(1,194)	(14,237)	(13,546)

Net cash (used in) provided by investing activities	(10,218)	79,112	(57,897)	(51,472)

Cash flows from financing activities
Bank overdraft	—	—	—	(100)
Payments on long-term borrowings and capital leases	(5)	(406,560)	(2,641)	(11,692)
Contribution from member	—	332,460	104,943	—
Distribution to member	(38,001)	—	—	—

Net cash (used in) provided by financing activities	(38,006)	(74,100)	102,302	(11,792)

Net change in cash and cash equivalents	468	77	—	—
Cash and cash equivalents
Beginning of period	77	—	—	—

End of period	$545	$77	$—	$—

Supplemental disclosures of cash flow information
Capital lease obligations incurred	$223
Cash paid for interest	$—	$4,093	$13,860	$18,791

The accompanying notes are an integral part of these consolidated financial statements.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

     NRG Mid Atlantic Generating LLC, or the Company, a wholly owned subsidiary of NRG Energy, Inc., or NRG Energy, owns electric power generation plants in the mid-atlantic region of the United States. The Company was formed in May 2000 for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries the power generation facilities owned by Indian River Power LLC, or Indian River; Vienna Power LLC, or Vienna; Keystone Power LLC, or Keystone; and Conemaugh Power LLC, or Conemaugh.

     From May 14 to December 23, 2003, NRG Energy and a number of its subsidiaries, excluding the Company, undertook a comprehensive reorganization and restructuring under chapter 11 of the United States Bankruptcy Code.

2. Summary of Significant Accounting Policies

   Principles of Consolidation and Basis of Presentation

     For financial reporting purposes, close of business on December 5, 2003, represents the date of NRG Energy’s emergence from bankruptcy. The accompanying financial statements reflect the impact of NRG Energy’s emergence from bankruptcy effective December 5, 2003. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, prior to NRG Energy’s emergence from bankruptcy
The Company’s operations prior to December 6, 2003
“Reorganized Company”	The Company, after NRG Energy’s emergence from bankruptcy
The Company’s operations, December 6, 2003 — December 31, 2004

     The consolidated financial statements include the accounts of the Company and its subsidiaries in which we have a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation.

   Fresh Start Reporting/Push Down Accounting

     In accordance with SOP 90-7, certain companies qualify for fresh start reporting in connection with their emergence from bankruptcy. Fresh start reporting is appropriate on the emergence from chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50 percent of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting resulting in the creation of a new reporting entity designated as Reorganized NRG. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

     The bankruptcy court issued a confirmation order approving NRG Energy’s plan of reorganization on November 24, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. NRG Energy’s plan of reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. The Xcel Energy settlement agreement was entered into on December 5, 2003. NRG Energy believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

     Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards, or SFAS, No. 109, “Accounting for Income Taxes”. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion (comprised of a $4.1 billion gain from

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

continuing operations and a $0.2 billion loss from discontinued operations), which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 and push down accounting created a new reporting entity having no retained earnings or accumulated deficit.

     As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from NRG Energy’s core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, or DCF, valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

     In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

     Due to the adoption of Fresh Start upon NRG Energy’s emergence from bankruptcy and the impact of push down accounting, the Reorganized Company’s statement of operations and statement of cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are therefore not comparable to the financial statements prior to the application of Fresh Start.

   Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase.

   Inventory

     Inventory consists of fuel oil, spare parts and coal and is valued at the lower of weighted average cost or market.

   Property, Plant and Equipment

     The Company’s property, plant and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. On December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with fresh start reporting. A new cost basis was established with these adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset, are charged to expense as incurred. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals, with the resulting gain or loss included in operations.

Facilities and equipment	2 to 40 years

   Asset Impairment

     Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

carrying amount and fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

   Intangible Assets

     Intangible assets represent contractual rights held by the Company. Intangible assets are amortized overt their economic useful life and reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable.

     Intangible assets consist of the fair value of emission allowances. Emission allowance related amounts are amortized as additional fuel expense based upon the actual level of emissions from the respective plants through 2023.

   Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of capital leases are estimated based on a present value method using current interest rates for similar instruments with equivalent credit quality.

   Income Taxes

     The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a provision for federal and state income taxes has been reflected in the accompanying financial statements (see Note 17 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state income taxes payable amounts resulting from the tax provision are reflected as a contribution by member in the consolidated statement of member’s equity and consolidated balance sheet.

     Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

   Revenue Recognition

     Revenues from the sale of electricity are recorded based upon the output delivered and capacity provided at rates specified under contract terms or prevailing market rates. Electric energy revenue is recognized upon transmission to the customer. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred.

     In certain markets which are operated/controlled by an independent system operator, or ISO, and in which the Company has entered into a netting agreement with the ISO, which results in the Company receiving a netted invoice, the Company records purchased energy as an offset against revenues received upon the sale of such energy. Disputed revenues are not recorded in the consolidated financial statements until disputes are resolved and collection is assured.

   Power Marketing Activities

     The Company’s subsidiaries have entered into agreements with a marketing affiliate for the sale of energy, capacity and ancillary services produced and for the procurement and management of fuel and emission credit allowances, which enable the affiliate to engage in forward sales and economic hedges to manage the Company’s electricity price exposure. See Note 14 — Related Party Transactions.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

   Credit Risk

     Credit risk relates to the risk of loss resulting from non-performance or non-payment by counter-parties pursuant to the terms of their contractual obligations. NRG Energy monitors and manages the credit risk of its affiliates including the Company and its subsidiaries, through credit policies which include an (i) established credit approval process, (ii) daily monitoring of counter-party credit limits, (iii) the use of credit mitigation measures such as margin, collateral, credit derivatives or prepayment arrangements, (iv) the use of payment netting agreements and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counter-party. Risk surrounding counter-party performance and credit could ultimately impact the amount and timing of expected cash flows. NRG Energy has credit protection within various agreements to call on additional collateral support if necessary.

     Additionally the Company has concentrations of suppliers and customers among electric utilities, energy marketing and trading companies and regional transmission operators. These concentrations of counter-parties may impact the Company’s overall exposure to credit risk, either positively or negatively, in that counter-parties may be similarly affected by changes in economic, regulatory and other conditions.

   Use of Estimates in Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

   Recent Accounting Pronouncements

     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs- an amendment of ARB No. 43, Chapter 4”. This statement amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing”, and requires that idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criteria of “so abnormal” established by ARB No. 43. SFAS No.151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently in the process of evaluating the potential impact that the adoption of this statement will have on the consolidated financial position and results of operations.

     In December 2004, the FASB issued two FASB Staff Positions, or FSPs, regarding the accounting implications of the American Jobs Creation Act of 2004 related to (1) the deduction for qualified domestic production activities (FSP FAS 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP FAS 109-2). In FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, the Board decided that the deduction for qualified domestic production activities should be accounted for as a special deduction under FASB Statement No. 109, “Accounting for Income Taxes” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, addresses the appropriate point at which a company should reflect in its financial statements the effects of the one-time tax benefit on the repatriation of foreign earnings. Because of the proximity of the Act’s enactment date to many companies’ year-ends, its temporary nature, and the fact that numerous provisions of the Act are sufficiently complex and ambiguous, the Board decided that absent additional clarifying regulations, companies may not be in a position to assess the impact of the Act on their plans for repatriation or reinvestment of foreign earnings. Therefore, the Board provided companies with a practical exception to FAS 109’s requirements by providing them additional time to determine the amount of earnings, if any, that they intend to repatriate under the Act’s beneficial provisions. The Board confirmed, however, that upon deciding that some amount of earnings will be repatriated, a company must record in that period the associated tax liability, thereby making it clear that a company cannot avoid recognizing a tax liability when it has decided that some portion of its foreign earnings will be repatriated. The Company is currently

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

in the process of evaluating the potential impact that the adoption of FSP FAS 109-1 will have on our consolidated financial position and results of operations. The Company does not believe that the potential adoption of FSP 109-2 will have a material impact on our consolidated financial position and results of operation.

     In March 2005, the Financial Accounting Standards Board (FASB) issued Interpretation No. 47 (FIN 47) to Financial Accounting Standard No. 143 (SFAS No. 143) governing the application of Asset Retirement Obligations. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS 143. SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional but there may remain some uncertainty as to the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction, or development and/or through the normal operation of the asset. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 clarifies when the company would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005 and we are currently evaluating the impact of this guidance.

3. Emergence from Bankruptcy and Fresh Start Reporting

     In accordance with the requirements of SFAS No. 141 “Business Combinations,” and push down accounting, the Company’s fair value of $297.9 million as of the Fresh Start date was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets and contracts.

     The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

     Due to the adoption of fresh start as of December 5, 2003, the Reorganized Company’s consolidated balance sheets, consolidated statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s consolidated financial statements and are not comparable in certain respects to the consolidated financial statements prior to the application of fresh start.

     The effects of the push down accounting adjustments on the Company’s condensed consolidated balance sheet as of December 5, 2003 were as follows:

	Predecessor		Reorganized
	Company		Company
	December 5,	Push Down	December 6,
	2003	Adjustments	2003
		(in thousands)
Current Assets	$108,280	$(3,759)	$104,521
Non-current Assets	795,735	(153,537)	642,198

Total Assets	$904,015	$(157,296)	$746,719

Current Liabilities	$410,517	$56	$410,573
Non-current Liabilities	105,657	(67,438)	38,219

	516,174	(67,382)	448,792

Members’ Equity	387,841	(89,914)	297,927

Total Liabilities and Member’s Equity	$904,015	$(157,296)	$746,719

4. Restructuring Charges

     The Company incurred total restructuring charges of approximately $1.6 million for the period January 1, 2003 to December 5, 2003. These costs consisted primarily of advisor fees.

5. Inventory

     Inventory, which is valued at the lower of weighted average cost or market, consists of:

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Fuel oil	$2,165	$2,601
Spare parts	5,329	5,188
Coal	12,306	9,822

Total inventory	$19,800	$17,611

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

6. Property, Plant and Equipment

     The major classes of property, plant and equipment were as follows:

		Reorganized Company		Average
	Depreciable	December 31,	December 31,	Remaining
	Lives	2004	2003	Useful Life
		(In thousands of dollars)
Land		$19,452	$19,386
Facilities and equipment	2-40 years	555,214	536,925	19 years
Construction work in progress		1,322	10,583

Total property, plant and equipment		575,988	566,894
Accumulated depreciation		(27,765)	(1,693)

Property, plant and equipment, net		$548,223	$565,201

7. Asset Retirement Obligations

     Effective January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations“. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

     The Company identified an asset retirement obligation related to ash disposal site closures. The Company also identified other asset retirement obligations including plant dismantlement that could not be calculated because the assets associated with the retirement obligations were determined to have an indeterminate life. The adoption of SFAS No. 143 resulted in recording a $1.4 million increase to property, plant and equipment and a $1.7 million increase to other long-term obligations. The cumulative effect of adopting SFAS No. 143 was recorded as a $0.2 million increase to depreciation expense and a $0.3 million increase to operating costs in the period from January 1, 2003 to December 5, 2003, as the Company considered the cumulative effect to be immaterial.

     The following represents the balances of the asset retirement obligation at January 1, 2003, and the additions and accretion of the asset retirement obligation for the period from January 1, 2003 to December 5, 2003 and the period from December 6, 2003 to December 31, 2003 and the year ended December 31, 2004, which is included in other long-term obligations in the consolidated balance sheets. Prior to December 5, 2003, the Company completed its annual review of asset retirement obligations. No change to the previously recorded obligation was necessary as a result of this review. As a result of applying push down accounting, the Company revalued its asset retirement obligation on December 6, 2003. The Company recorded an additional asset retirement obligation of $2.2 million in connection with push down accounting reporting. This amount results from a change in the discount rate used between the date of adoption and December 5, 2003, equal to 500 to 600 basis points.

	Reorganized Company
		Accretion for
		Period		Accretion for
		December 6,	Ending	the Year		Ending
	Beginning	2003 to	Balance	Ended		Balance
	Balance	December 31,	December 31,	December 31,		December 31,
	December 6, 2003	2003	2003	2004	Additions	2004
	(In thousands of dollars)
Indian River landfill closure obligation	$4,198	$24	$4,222	$294	$—	$4,516
Conemaugh compost closure obligation	—	—	—	—	36	36
Keystone compost closure obligation	—	—	—	—	9	9

	$4,198	$24	$4,222	$294	$45	$4,561

	Predecessor Company
		Accretion
	Beginning	For Period	Adjustment	Ending
	Balance	Ended	For Fresh	Balance
	January 1,	December 5,	Start	December 5,
	2003	2003	Reporting	2003
	(In thousands of dollars)
Indian River landfill closure obligation	$1,732	233	$2,233	$4,198

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

8. Intangible Assets

Reorganized Company

     Upon the adoption of Fresh Start and application of push down accounting, the Company established intangible assets for plant emissions allowances. These intangible assets are amortized over their lives based on a units of production basis. Emission allowances are amortized as additional fuel expense based upon the actual level of emissions from the respective plants through 2023. Aggregate amortization expense for the year ended December 31, 2004 and period from December 6, 2003 through December 31, 2003 was approximately $2.9 million and $0 million, respectively. The annual aggregate amortization expense for each of the five succeeding years is expected to approximate $2.9 million in 2005 and 2006, $3.0 million in 2007, $3.0 million in 2008, and $2.8 million 2009. Intangible assets were reduced by $3.9 million during 2004 related to a true-up of certain tax evaluations.

     Intangible assets consisted of the following:

Emission
Allowances
(In thousands
of dollars)
Balance at December 31, 2003	$68,469
Amortization	(3,817)
Other adjustments	(3,898)

Balance at December 31, 2004	$60,754

Predecessor Company

     The Company had no intangible assets prior to December 5, 2003.

9. Investments Accounted for by the Cost Method

     The Company had investments of $1.3 million in two joint venture projects, Keystone Fuels LLC (3.70%) and Conemaugh Fuels LLC (3.72%), that were formed for the purpose of buying coal and selling such coal to Keystone and Conemaugh, or to any entity that manufacturers or produces synthetic fuel from coal for resale to Keystone or Conemaugh. The cost method of accounting is applied to such investments because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the projects.

10. Out of Market Contracts

     On June 22, 2001, the Company purchased 1,081 megawatts (MW) of interests in power generation plants from a subsidiary of Conectiv. Other liabilities in the purchase price allocation included $144.4 million associated with out-of-market contracts. The $144.4 million was comprised of three out-of-market contracts, two of which were less than one year in duration from the acquisitions date and the third contract was originally in effect through 2005. Upon the acquisition, the Company assumed the remaining obligations under these agreements. The short-term agreements required the Company to provide 895 MW of electrical energy around the clock at specified prices through August 2001 and 130 MW through September 2001. The long-term agreement required the Company to deliver 500 MW of electrical energy around the clock at a specified price through 2005. The out-of-market contract liability was amortized into revenue based on the terms of the power purchase agreements. Accordingly, the Company recognized $89.3 million in revenues associated with the amortization of the long-term and short-term power purchase agreements, during the year ended December 31, 2002.

     On November 8, 2002, Conectiv provided NRG Energy with a Notice of Termination of Transaction under the Master Power Purchase and Sale Agreement, or Master PPA, dated June 21, 2001, to terminate the long-term power purchase agreement. As a result of the cancellation, the Company lost approximately $383 million in future contracted revenues that would have been provided under the terms of the contract. In conjunction with the terms of the Master PPA, the Company received from Conectiv a termination payment in the amount of $955,000 which was recorded as revenue in 2002. As a result of the contract termination in 2002, the remaining unamortized balance of $44.3 million was brought into income as revenue.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

11. Sales to Significant Customers

     The Company derives revenues from four significant customers:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the	December 6,	January 1,	For the
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
		(Percent of total revenues)
Sales to:
Atlantic City Electric, dba Conectiv	28.4%	38.0%	60.0%	96.0%
Jersey Central Power & Light	13.0%	—%	—%	—%
Rockland Electric	11.3%	13.0%	—%	—%
PJM Interconnection	29.6%	49.0%	27.0%	—%

12. Capital Lease

     In September 2004, Conemaugh entered into a capital lease for equipment. The lease extends for 10 years. Monthly payments under the lease are $2,591. The balance at December 31, 2004 was $0.2 million.

13. Derivative Instruments and Hedging Activity

     SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, the Company may be able to designate derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income and subsequently recognize in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment, the changes in the fair value will be immediately recognized in earnings.

     SFAS No. 133 applies to the Company’s power sales contracts, gas purchase contracts and other energy related commodities financial instruments used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investments in fuel inventories. At December 31, 2004, the Company had various commodity contracts extending through December 2006. Under the accounting requirements of SFAS No. 133, these contracts are not designated as hedge transactions. In addition, these contracts meet the definition of being derivative instruments and thus for financial reporting purposes are recorded at fair value on the consolidated balance sheet with the unrealized gain or loss recorded within net income for the respective period.

     The Company’s earnings for the year ended December 31, 2004, the period from December 6, 2003 through December 31, 2003, the period from January 1, 2003 through December 5, 2003 and the year ended December 31, 2002, were increased (decreased) by unrealized gains (losses) of $10.2 million, ($0.2) million, ($3.9) million and $4.4 million, respectively, associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

   Accumulated Other Comprehensive Income

     The following table summarizes the effects of SFAS No. 133, as amended, on the Company’s accumulated other comprehensive income balance for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and the year ended December 31, 2002:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the	December 6,	January 1,	For the
	Year Ended	2003 to	2003 to	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Energy Commodities Gains (Losses)
Beginning accumulated OCI balance	$—	$—	$—	$—
Unwound from OCI during period due to unwinding of previously deferred amounts	—	—	—	—
Mark to market of hedge contracts	2,518	—	—	—
Tax effect	(1,023)	—	—	—

Ending accumulated OCI balance	$1,495	$—	$—	$—

Gains expected to unwind from accumulated OCI during next 12 months	$1,495

     During the year ended December 31, 2004 the Company recorded pre-tax gains in OCI of $2.5 million related to changes in the fair values of derivatives accounted for as hedges.

   Statement of Operations

     The following table summarizes the pre-tax effects of non hedge derivatives and derivatives that no longer qualify as hedges on the Company’s statement of operations for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, respectively:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Gains (Losses)
Revenues	$10,262	$(163)	$(994)	$1,052
Costs of operations	(88)	—	(2,898)	3,390

Total statement of operations impact before tax	$10,174	$(163)	$(3,892)	$4,442

   Energy Related Commodities

     The Company is exposed to commodity price variability in electricity, emission allowances and natural gas, oil and coal used to meet fuel requirements. In order to manage these commodity price risks, the Company enters into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

14. Related Party Transactions

     On June 22, 2001, Indian River, Vienna, Keystone and Conemaugh entered into energy marketing services agreement with NRG Power Marketing Inc., or NRG Power Marketing, a wholly owned subsidiary of NRG Energy. The agreements are effective for consecutive one-year terms until terminated by either party upon 90 days written notice before the end of any such term. Under the agreement, NRG Power Marketing and its wholly owned subsidiary, NJ Energy Sales, will (i) have the exclusive right to manage, purchase and sell all power not otherwise sold or committed to by such subsidiaries, (ii) procure and provide to such subsidiaries all fuel required to operate their respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by such subsidiaries. In addition, NRG Power Marketing will have the exclusive right and obligation to effect the direction of the power output from the facilities.

     Under the agreement, NRG Power Marketing pays to the Company gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g. transmission and delivery costs, fuel costs, taxes, employee labor, contract services, etc.). The Company incurred no fees related to this energy marketing services agreement with NRG Power Marketing.

     On June 22, 2001, Indian River and Vienna entered into operation and maintenance agreements with a subsidiary of NRG Operating Services, Inc., or NRG Operating Services, a wholly owned subsidiary of NRG Energy. The agreements are effective for five years, with options to extend beyond five years. Under the agreement, the NRG Operating Services company operator operates and maintains its respective facility, including (i) coordinating fuel delivery, unloading and inventory, (ii) managing facility spare parts, (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting in performing the obligations under agreements related to facilities.

     Under the agreement, the operator charges an annual fee, and in addition, will be reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. A demobilization payment will be made if the subsidiary elects not to renew the agreement. There are also incentive fees and penalties based on performance under the approved operating budget, the heat rate and safety. These costs are reflected in operating costs in the consolidated statements of operations.

     For the year ended December 31, 2004, Indian River and Vienna incurred operating and maintenance costs billed from NRG Operating Services totaling $44.5 million and $4.4 million, respectively. For the period from December 6, 2003 to December 31, 2003, Indian River and Vienna incurred operating and maintenance costs billed from NRG Operating Services totaling $2.9 million and $227,000, respectively. During the period from January 1, 2003 to December 5, 2003, Indian River and Vienna incurred operating and maintenance costs billed from NRG Operating Services totaling $43 million and $4.5 million, respectively. During 2002, Indian River and Vienna incurred operating and maintenance costs billed from NRG Operating Services totaling $43 million and $6.5 million, respectively.

     On June 22, 2001, Indian River and Vienna entered into agreements with NRG Energy for corporate support and services. The agreements are perpetual in term, unless terminated in writing. Under the agreements, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG Energy is paid for personnel time as well as out-of-pocket costs. These costs are reflected in general and administrative expenses in the consolidated statements of operations. For the year ended December 31, 2004, Indian River and Vienna incurred expenses of $5.5 million and $1.7 million respectively. During the period from December 6, 2003 to December 31, 2003, Indian River and Vienna incurred expenses of

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

$746,000 and $186,000, respectively, under these agreements. During the period from January 1, 2003 to December 5, 2003, Indian River and Vienna incurred expenses of $165,000 and $43,000, respectively. During 2002, Indian River incurred expenses of $134,000 and Vienna incurred expenses of $57,000 under these agreements. The amounts paid for the year ended December 31, 2004 reflect an overall increase in corporate level general and administrative expenses. Corporate general, administrative and development expenses increase in 2004 due to higher legal fees, increased audit costs and increased consulting costs due to NRG Energy’s Sarbanes-Oxley implementation. The method of allocating these costs remained the same from the prior years.

At December 31, 2004 and December 31, 2003, the Company had an accounts receivable - affiliates balance of $10.1 million and $5.2 million, respectively. At December 31, 2003, the Company also had an accounts payable — affiliates balance of $0.3 million. These balances are settled on a periodic basis and are due to or from multiple entities which are wholly owned subsidiaries of NRG Energy Inc, the parent company of Mid Atlantic Generating LLC.

15. Commitments and Contingencies

   Environmental Matters

     The Company’s subsidiary, Indian River, is responsible for the costs associated with closure, post-closure care and monitoring of the ash landfill owned and operated by the Company on the site of the Indian River Generating Station. No material liabilities outside such costs are expected. In accordance with certain regulations established by the Delaware Department of Natural Resources and Environmental Control, the Company has established a fully funded trust fund to provide for financial assurance for the closure and post-closure related costs in the amount of $6.7 million. The amounts contained in this fund will be dispersed as authorized by the Delaware Department of Natural Resources and Environmental Control. This amount is recorded in other noncurrent assets on the consolidated balance sheets.

     The Company estimates that it will incur capital expenditures of approximately $22.2 million during the years 2005 through 2010 related to resolving environmental concerns at the Indian River Generating Station. These concerns include the expected closure of the existing ash landfill, the construction of a new ash landfill nearby, the addition of controls to reduce NOx emissions, fuel yard modifications and electrostatic precipitator refurbishments to reduce opacity. An asset retirement obligation has been recorded for closure of the existing ash landfills.

   Guarantees

     In November 2002, the FASB issued FASB Interpretation, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In connection with the adoption of Fresh Start, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees.

     On December 23, 2003, the Company’s parent, NRG Energy, issued $1.25 billion of 8% Second Priority Notes, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

     NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guaranteed on an unconditional basis by certain of NRG Energy’s current and future restricted subsidiaries (other than certain excluded project subsidiaries, foreign subsidiaries and certain other subsidiaries), of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future parity lien debt, by security interest in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

     On December 24, 2004, NRG Energy’s credit facility was amended and restated, or the Amended Credit Facility, whereby NRG Energy repaid outstanding amounts and issued a $450.0 million, seven-year senior secured term loan facility, a $350.0 million funded letter of credit facility, and a three-year revolving credit facility in an amount up to $150.0 million. The Amended Credit Facility is secured by, among other things, first-priority perfected security interests in all of the property and assets owned at any time or acquired by NRG Energy and certain of NRG’s current and future subsidiaries, including the following direct and indirect wholly owned subsidiaries:

Subsidiary
NRG Mid Atlantic Generating LLC (Direct)
Indian River Power LLC (Indirect)
Vienna Power LLC (Indirect)
Keystone Power LLC (Indirect)
Conemaugh Power LLC (Indirect)

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

     The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/		Expiration
	Maximum Exposure	Nature of Guarantee	Date	Triggering Event
	(In thousands
	of dollars)
Project/Subsidiary
NRG Energy Second Priority Notes due 2013	$1,725,000	Obligations under credit agreement	2013	Nonperformance
NRG Energy Amended and Restated Credit Agreement	$800,000	Obligations under credit agreement	2011	Nonperformance

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligation of the Company and the above listed subsidiaries was reduced from $1,725.0 million to $1,350.0 million.

16. Regulatory Issues

     On January 25, 2005, FERC issued an order approving the PJM proposal to increase the compensation for generators which are located in load pockets and are mitigated at least 80% of their running time. Specifically, when the generators would be subject to mitigation, the generator would have the option of recovering their variable costs plus $40 or a negotiated rate with PJM, based on the facility’s going forward costs. If the generator declines both options, it could file for an alternative rate with FERC. Some of the Company’s facilities located in PJM are impacted by the change. The revisions to the cost capping rule could impact the revenues earned by several of the Company’s facilities. In the order, FERC also substantially revised the exemption facilities built after 1996 had from the capping mitigation rule. Under the order the exemption for facilities located in original PJM territory now applies only if the facility was constructed after April 1, 1999. If construction of the facility began after September 30, 2003, the exemption would not apply. This limitation to the post 1996 exemption will probably reduce the energy clearing price, or ECP, more because units will be subject to the cost capping rule and therefore will be unable to set the ECP.

17. Income Taxes

     The Company is included in the consolidated income tax return filings of NRG Energy. Reflected in the financial statements and notes below are federal and state tax provisions, as if the Company had prepared separate filings. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent.

The provision (benefit) for income taxes consists of the following:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Current
Federal	$—	$—	$—	$—
State	—	—	—	—

	—	—	—	—
Deferred
Federal	10,219	(793)	1,992	29,977
State	2,768	(215)	540	8,120

	12,987	(1,008)	2,532	38,097

Total income tax (benefit) expense	$12,987	$(1,008)	$2,532	$38,097

Effective tax rate	40.6%	40.6%	40.6%	41.0%

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

     The pre-tax income (loss) was as follows:

	Reorganized Company		Predecessor Company
		For the	For the
		Period from	Period from
	For the Year	December 6,	January 1,	For the Year
	Ended	2003 to	2003 to	Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
(In thousands of dollars)
U.S	$31,950	$(2,481)	$6,231	$92,909

     The components of the net deferred income tax liability were:

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Deferred tax liabilities
Property	$52,686	$10,258
Emissions credits	22,075	27,818
Net unrealized losses on mark to market transactions	5,156	—
Other	1,013	732

Total deferred tax liabilities	80,930	38,808

Deferred tax assets
Difference between book and tax basis of contracts	1,531	—
Domestic tax loss carryforwards	29,566	3,085
Asset retirement obligation	1,857	1,715
Other	931	973

Total deferred tax assets	33,885	5,773

Net deferred tax liability	$47,045	$33,035

     The net deferred tax liability consists of:

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Current deferred tax liability	$—	$56
Noncurrent deferred tax liability	47,045	32,979

Net deferred tax liability	$47,045	$33,035

     In assessing the realizabilty of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent upon the generation of taxable income in future periods. Management considers both positive and negative evidence, projected operating income and capital gains, and available tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these net deferred tax assets as of December 31, 2004.

     In connection with the Company’s emergence from bankruptcy, the 2003 net operating loss carryforward was effectively increased as a result of the Company’s election in 2004 to reduce the tax basis of property on a going forward basis. This election was made in 2004 in connection with tax planning strategies for future periods and accordingly was recorded subsequent to the period ended December 31, 2003.

     In 2004, we utilized $53.6 million of U.S. net operating losses carryforward of $126.4 million. There is a net carryforward amount of $72.8 million available at December 31, 2004, which will expire by 2023 if unutilized.

NRG MID ATLANTIC GENERATING LLC AND SUBSIDIARIES

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized Company				Predecessor Company
			For the		For the
			Period from		Period from
	For the Year		December 6,		January 1,		For the Year
	Ended		2003 to		2003 to		Ended
	December 31,		December 31,		December 5,		December 31,
	2004		2003		2003		2002
	(In thousands of dollars)
Income (loss) before taxes	$31,950		$(2,481)		$6,231		$92,909

Tax at 35%	11,183	35.0%	(868)	35.0%	2,180	35.0%	32,518	35.0%
State taxes (net of federal benefit)	1,799	5.6%	(140)	5.6%	352	5.6%	5,278	5.7%
Other	5	—%	—	—%	—	—%	301	0.3%

Income tax (benefit) expense	$12,987	40.6%	$(1,008)	40.6%	$2,532	40.6%	$38,097	41.0%

18.    Long-Term Debt

     On June 22, 2001, the Company borrowed approximately $420.9 million under a five-year term loan agreement (the “Agreement”) to finance, in part, the acquisition of certain generating facilities from Connectiv. On December 23, 2003, NRG Energy issued $1.25 billion in Second Priority Notes, due and payable on December 15, 2013. On the same date, NRG Energy also entered into a new credit facility for up to $1.45 billion. Proceeds of the December 23, 2003, Second Priority Note issuance and the new credit facility were used, among other things for repayment of secured debt held by the Company. The Company used proceeds of $332.5 million from a capital contribution from NRG Energy and cash on hand to pay the outstanding principal of $406.6 million and $4.1 million in accrued interest.

     The Agreement provided for a variable interest rate at either the higher of the prime rate of the Federal Funds rate plus 0.50%, or the London Interbank Offered Rate (“LIBOR”) of interest. During the period from December 6, 2003 to December 31, 2003 and the period from January 1, 2003 to December 5, 2003, the weighted average interest rate for amounts outstanding under the Agreement was 4.375% and 4.506%, respectively. For the year ended December 31, 2002, the weighted average interest rate was 3.30%. The Company was obligated to pay a commitment fee of 0.375% of the unused portion of the credit facility.